Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Alan Krenek, Chief Financial Officer
Basic Energy Services, Inc.
432-620-5510
Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
BASIC ENERGY SERVICES REPORTS
THIRD QUARTER 2009 RESULTS
MIDLAND, Texas — October 28, 2009 — Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the third quarter and nine months ended September 30, 2009.
Basic generated revenue of $125.0 million during the third quarter of 2009, up 5% from $118.8 million in the second quarter of 2009, and down from the $277.6 million reported in the third quarter of 2008. For the third quarter of 2009, Basic generated a net loss of $23.1 million, or $0.58 per diluted share, which excluded a $2.2 million, or $0.06 per share, after-tax charge associated with the early extinguishment of its revolving credit facility. In the comparable quarter last year, Basic generated net income of $26.7 million, or $0.64 per diluted share, that excluded $800,000, or $0.02 per share, in after-tax merger-related charges. Net loss as reported for the third quarter of 2009 was $25.3 million, or $0.64 per diluted share, compared to net income of $25.9 million, or $0.62 per diluted share, in the same period in 2008.
Adjusted EBITDA (defined as net income before interest, taxes, depreciation and amortization, and also excludes the pre-tax goodwill impairment and loss on extinguishment of debt in the 2009 period as well as the pre-tax merger related charges in the 2008 period) for the 2009 third quarter was $6.2 million, or 5% of revenue, compared to $78.1 million, or 28%, in the comparable quarter of 2008. EBITDA (defined as net income before interest, taxes, depreciation and amortization) for the third quarter of 2009 was $2.7 million compared to $76.8 million in the same period in 2008. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Ken Huseman, Basic’s President and Chief Executive Officer, stated, “We were pleased with the sequential uptick in revenues in each of our business segments in the third quarter, particularly in our completion and remedial services segment which experienced an 11% increase. Our top-line growth was driven by the relatively higher levels of activity in our oil-driven markets, which more than offset the continuing weaker demand in our gas-oriented markets.

“During the 2009 third quarter, our Adjusted EBITDA doubled from the prior quarter reflecting the full impact of the cost reductions we have been making since the fourth quarter of 2008. We continue to look for opportunities to further reduce costs while maintaining our ability to provide the optimum level of service to our customers.
“We expect oil-related activity to gradually increase over the near term as our customers gain confidence in the general level of oil prices and as they establish their 2010 budgets and plans based on that confidence. The outlook for natural gas prices is more uncertain and will continue to be a drag on the oilfield service industry as customers remain cautious in their spending until natural gas prices exhibit strength and stability.
“Our efforts in developing a much lower cost structure should result in incremental margins in excess of 50% in the near term as we more fully utilize personnel, equipment and infrastructure, even with the fairly modest improvements in activity and reduced pricing for our services compared to the recent peak levels. We believe we are well situated to build market share and shareholder value as we come out of the lowest part of this cycle.”
For the nine-month period ended September 30, 2009, Basic generated a net loss of $60.3 million, or $1.52 per diluted share, excluding the impact of a $166.9 million after-tax ($204.0 million pre-tax) non-cash goodwill impairment charge and a $2.2 million after-tax ($3.5 million pre-tax) loss on the early extinguishment of debt. Net loss as reported for the 2009 nine-month period was $229.4 million, or $5.78 per diluted share. During the comparable period in 2008, Basic generated net income of $69.2 million, or $1.66 per diluted share, before merger related costs. Including the $4.9 million of after-tax merger related charges, net income reported for the first nine months of 2008 was $64.3 million, or $1.54 per diluted share. Revenues declined 47% to $398.5 million in the first nine months of 2009, compared to $759.0 million in the same period of 2008.
Basic recognized an effective tax benefit rate of 24% in the first nine months of 2009 compared to a tax rate of 38% in the comparable period of 2008. The low year-to-date effective tax benefit rate for 2009 is primarily due to the $204.0 million goodwill impairment charge. The tax deductibility of the impairment charge was determined by the taxable basis of the goodwill considered to be impaired. A portion of the Company’s goodwill was not tax-deductible, which decreased the benefit of the effective tax rate. Excluding the impact of the goodwill impairment charge, the effective tax rate for the nine months ending September 30, 2009 would have been a benefit of 37%.
Business Segment Results
Well Servicing
Sequentially, well servicing revenues rose approximately 6% to $38.4 million during the third quarter of 2009 compared to $36.4 million in the prior quarter. During last year’s third quarter revenues were $97.4 million. At September 30, 2009, the well servicing rig count was 414, unchanged from the prior quarter end. The weighted average number of well servicing rigs was 414 during the third quarter of 2009 compared to 412 during the same period in 2008.
Well servicing rig utilization ticked-up sequentially to 42% in the third quarter of 2009 from 37% in the prior quarter. Last year in the comparable quarter, the rig utilization rate was 79%.

Revenue per well servicing rig hour declined 5% sequentially to $313 during the third quarter of 2009 compared to $329 in the prior quarter, and down from the $418 achieved in the same period in 2008.
Well servicing segment profit in the third quarter of 2009 was $9.4 million compared to $8.6 million in the prior quarter and $36.3 million in the same period in 2008. By instituting cost saving measures, the well services operating team produced segment profit margins of 24% in the third quarter of 2009, in line with the margins produced in both the first and second quarter of 2009, but down from the 37% which was achieved in the third quarter of 2008. The year-over-year decrease was due mainly to lower demand, which resulted in decreased utilization and pricing for well servicing rig services.
Fluid Services
Fluid services revenue in the third quarter of 2009 was $49.8 million compared to $49.1 million in the prior quarter and $82.7 million in the same period in 2008. Basic ended the third quarter with 805 fluid service trucks, the same number of trucks it had at the end of the prior quarter. Weighted average number of fluid services trucks declined to 805 trucks during the third quarter of 2009, down three trucks from the average truck count of 808 during the second quarter of 2009. During the third quarter of 2008 the average number of fluid services trucks was 683. The year-over-year increase in fluid services trucks is primarily related to the trucks acquired in the Azurite acquisition in September 2008.
Average revenue per fluid services truck was $62,000 in the third quarter of 2009, in line with $61,000 in the prior quarter and down 49% compared to $121,000 in the same period in 2008. Segment profit in the third quarter of 2009 was $11.3 million, or 23% of revenue, compared to $13.7 million, or 28% of revenue, in the prior quarter and $29.6 million, or 36% of revenue, in the same period in 2008. Profit margins were down sequentially due to increased fuel and repair and maintenance costs. On a year-over-year basis, the decline is a result of decreased drilling activity, resulting in lower utilization and pricing.
Completion & Remedial Services
Sequentially, completion and remedial services revenues increased 11% to $32.6 million in the third quarter of 2009 from $29.4 million in the prior quarter. Last year, this segment generated $85.5 million in revenue. Segment profit in the third quarter of 2009 rose sequentially to $9.5 million, or 29% of revenue, compared to $7.9 million, or 27% of revenue, in the prior quarter. During the third quarter of 2008, segment profit was $38.7 million, or 45% of revenue. The sequential rise in revenue was mainly due to the improved revenues from the pressure pumping and wireline service line. Segment profit margins were also up sequentially due to the favorable impact of cost cutting measures and the increased revenues. The year-over-year drop in revenue and segment profit was attributable to declining activity levels and lower pricing, both in the pressure pumping and wireline, and fishing and rental tool service lines. As of September 30, 2009, Basic had approximately 139,000 hydraulic horsepower of pressure pumping capacity compared to approximately 134,000 hydraulic horsepower as of September 30, 2008.

Contract Drilling
Contract drilling revenues rose sequentially to $4.2 million during the third quarter of 2009 compared to $4.0 million in the prior quarter. During the comparable quarter of 2008, this segment produced revenue of $12.0 million. Segment profit in the third quarter of 2009 was $845,000 compared to $650,000 in the prior quarter and $4.3 million during the third quarter of 2008. The sequential rise in segment profit was primarily a result of a 25% increase in drilling rig operating days. Basic operated nine drilling rigs during the third quarter of 2009, the same as in the prior quarter and in the same period in 2008.
Capital Expenditures
During the nine months ending September 30, 2009, Basic’s total capital expenditures, including capital leases, were approximately $50 million, comprised of $25 million for sustaining and replacement projects, $16 million for expansion projects and $9 million for other projects. Expansion capital spending included approximately $8 million for the completion and remedial services segment, $7 million for the fluid services segment, and $1 million for the well servicing segment. Other capital expenditures of $9 million were mainly for facilities and IT infrastructure. As previously announced, Basic plans to spend a total of approximately $58 million for capital expenditures during 2009.
Basic Energy Services provides well site services essential to maintaining production of oil and gas wells within its operating area. The Company employs approximately 3,800 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain states.
For more information, please visit Basic’s website at http://www.basicenergyservices.com.
Conference Call
Basic will host a conference call to discuss its third quarter 2009 results on Thursday, October 29, 2009, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (480) 248-5081 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, http:// www.basicenergyservices.com.
A telephonic replay of the conference call will be available until November 5, 2009 and may be accessed by calling (303) 590-3030 and using the pass code 4170568#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.
Safe Harbor Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic’s ability to execute, manage and integrate acquisitions successfully and (iii) changes in our expenses, including labor or fuel costs and financing costs. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2008 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.
-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Well servicing	$38,434	$97,382	$123,647	$266,919
Fluid services	49,782	82,660	163,847	226,640
Completion and remedial services	32,592	85,541	99,224	233,578
Contract drilling	4,150	11,992	11,776	31,832

Total revenues	124,958	277,575	398,494	758,969

Expenses:
Well servicing	29,051	61,047	93,793	164,806
Fluid services	38,471	53,028	118,439	148,015
Completion and remedial services	23,106	46,798	70,484	125,236
Contract drilling	3,305	7,722	9,912	22,311
General and administrative (1)	25,140	30,552	81,643	83,212
Depreciation and amortization	33,455	29,271	98,605	86,035
(Gain) loss on disposal of assets	514	376	1,853	(208)
Goodwill Impairment	—	—	204,014	—

Total expenses	153,042	228,794	678,743	629,407

Operating income (loss)	(28,084)	48,781	(280,249)	129,562
Other income (expense):
Interest expense	(9,760)	(6,315)	(21,470)	(20,117)
Interest income	135	654	528	1,824
Loss on early extinguishment of debt	(3,481)	—	(3,481)	—
Other income (expense)	819	(1,273)	1,071	(7,708)

Income (loss) from continuing operations before income taxes	(40,371)	41,847	(303,601)	103,561
Income tax benefit (expense)	15,046	(15,905)	74,215	(39,253)

Net income (loss)	$(25,325)	$25,942	$(229,386)	$64,308

Earnings (loss) per share of common stock:
Basic	$(0.64)	$0.63	$(5.78)	$1.58

Diluted	$(0.64)	$0.62	$(5.78)	$1.54

Other Financial Data:
EBITDA (2)	$2,709	$76,779	$(184,054)	$207,889
Adjusted EBITDA (2)	6,190	78,074	23,441	215,758
Capital expenditures:
Acquisitions, net of cash acquired	—	59,579	1,190	110,818
Property and equipment	9,612	23,845	34,799	68,868

	As of
	September 30,	September 30,
	2009	2008
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$137,026	$80,861
Restricted cash	14,316	—
Net property and equipment	690,720	709,059
Total assets	1,085,335	1,310,842
Total long-term debt	480,317	449,404
Total stockholders’ equity	363,090	598,740

	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Segment Data:

Well Servicing
Weighted average number of rigs	414	412	414	402
Rig hours (000’s)	122.9	233.0	365.7	657.8
Rig utilization rate	41.5%	79.1%	41.2%	76.3%
Revenue per rig hour	$313	$418	$338	$406
Well servicing rig profit per rig hour	$76	$156	$82	$155
Segment profits as a percent of revenue	24.4%	37.3%	24.1%	38.3%

Fluid Services
Weighted average number of fluid services trucks	805	683	809	663
Revenue per fluid services truck (000’s)	$62	$121	$203	$342
Segment profits per fluid services truck (000’s)	$14	$43	$56	$119
Segment profits as a percent of revenue	22.7%	35.8%	27.7%	34.7%

Completion and Remedial Services
Segment profits as a percent of revenue	29.1%	45.3%	29.0%	46.4%

Contract Drilling
Weighted average number of rigs	9	9	9	9
Rig operating days	391	767	953	2,111
Revenue per day	$10,600	$15,600	$12,400	$15,100
Drilling rig profit per day	$2,200	$5,600	$2,000	$4,500
Segment profits as a percent of revenue	20.4%	35.6%	15.8%	29.9%

(1)	Includes approximately $1,264,000 and $1,159,000 of non-cash compensation expense for the three months ended September 30, 2009 and 2008, respectively. For the nine months ended September 30, 2009 and 2008, it includes approximately $3,928,000 and $3,423,000 of non-cash expense, respectively.

(2)	This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA is a useful supplemental financial measure used by its management and directors and by external users of its financial statements, such as investors, to assess:
•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on our indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:
•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.
The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA:
Net income (loss)	$(25,325)	$25,942	$(229,386)	$64,308
Income taxes	(15,046)	15,905	(74,215)	39,253
Net interest expense	9,625	5,661	20,942	18,293
Depreciation and amortization	33,455	29,271	98,605	86,035

EBITDA	$2,709	$76,779	$(184,054)	$207,889

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the goodwill impairment charge and deferred debt costs write-off in 2009:

	Three months		Nine months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(25,325)	$25,942	$(229,386)	$64,308
Goodwill impairment	—	—	204,014	—
Merger-related costs	—	1,295	—	7,869
Loss on early extinguishment of debt	3,481	—	3,481	—
Income taxes	(15,046)	15,905	(74,215)	39,253
Net interest expense	9,625	5,661	20,942	18,293
Depreciation and amortization	33,455	29,271	98,605	86,035

Adjusted EBITDA	$6,190	$78,074	$23,441	$215,758

We believe Adjusted EBITDA is useful for management and investors in connection with comparisons of EBITDA excluding the items represented by the goodwill impairment charges and deferred debt costs write-offs in 2009.
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